Exhibit 99.1

December 6, 2006                    Steven F. Nicola
CFO, Secretary & Treasurer
412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES PLANT CLOSING

PITTSBURGH, PA, December 6, 2006 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced that the Company intends to close its metal casket assembly facility in Marshfield, Missouri.

In discussing the decision to close the plant, Joseph C. Bartolacci, President and Chief Executive Officer, said: “As a result of the continued growth in the productivity of our Casket operations and a corresponding increase in production capacity, the Company is in a position to improve the Casket Division’s cost structure through the consolidation of operations. Accordingly, the Division’s metal assembly plant located in Marshfield, Missouri will be undertaking preparations to close its operations no later than March 31, 2007.”

“Recent investments in our Richmond, Indiana metal casket facility have increased its production capacity. In addition, we are pleased with the progress of our new manufacturing facility in Mexico. Accordingly, we believe we are well positioned to continue to meet our customers’ needs for quality York and Milso metal caskets, as well as provide a platform for future growth.”

Mr. Bartolacci further stated: “This consolidation represents one of the significant phases of the integration of the York and Milso operations. The closure of this facility was not an easy decision, and we sincerely appreciate the efforts and contributions of the employees of the Marshfield facility.” The Company reported that the Marshfield facility has approximately 140 employees.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press services, and imaging systems for the primary packaging and corrugated industries; marking equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.